September 10, 2002

Mr. Chester English
Livingston Investments, LLC
C/o Law Offices of Harrison K. Chauncey, Jr.
241 Bradley Place
Palm Beach, Florida 33480

Re: Warrant To Purchase Common Stock

Dear Chester:

Reference is hereby made to the Warrant To Purchase Common Stock, dated April
30, 2002 (the "Warrant"), executed by Zenascent, Inc. ("Zenascent") in favor of
Livingston Investments, LLC ("Livingston").

The parties hereto hereby agree as follows:

1. The reference to "One Million (1,000,000)" in the Paragraph of the Warrant
immediately preceding "Section 1." shall be deleted and replaced with "Five
Hundred Thousand (500,000)."

2. The reference to "$1.24" in the definition of "Exercise Price" shall be deleted and replaced with "$.62."

3. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of the parties. nor constitute a waiver of any provision of the Warrant. Except as expressly amended and modified hereby, the provisions of the Warrant are and shall remain in full force and effect.

4. This Amendment may be executed in multiple counterparts each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Facsimile machine copies of this letter agreement may be executed by the parties and shall be deemed as binding as if originals had been executed.

5. This letter agreement and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this letter agreement on the day and year first written above.

ZENASCENT, INC.

By: /s/ James DiLorenzo
    -------------------
Name:   James DiLorenzo
Title: Executive Vice President

LIVINGSTON INVESTMENTS, LLC

By: /s/ Chester F. English
    ----------------------
Name:   Chester F. English III
Title: Managing Member